Exhibit 5.1

313-465-7000 Fax: 313-465-8000 www.honigman.com

August 7, 2012

Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
Bloomfield Hills, MI 48304-2324

Ladies and Gentlemen:
We have acted as counsel to Taubman Centers, Inc., a Michigan corporation (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3, Registration No. 333-174880 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement, dated August 3, 2012, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations under the Act (the “Prospectus Supplement”), for the issuance and sale by the Issuer of up to 8,050,000 shares (the “Shares”) of the Issuer's 6.500% Series J Cumulative Redeemable Preferred Stock.
The law covered by the opinion expressed in this opinion letter is limited to the federal laws of the United States and the laws of the State of Michigan.
Based on our examination of such documents and other matters as we deem relevant, we are of opinion that the Shares covered by the Registration Statement and the Prospectus Supplement have been duly authorized and, when issued, delivered and sold by the Company as described in the Registration Statement and the related Prospectus Supplement and in the manner set forth in the Underwriting Agreement dated as of August 3, 2012, among the Issuer, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named on Schedule I therein, against payment therefor, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement and the prospectus included in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission thereunder.
Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

Honigman Miller Schwartz and Cohn LLP

c:    MKB/DVG/MNM/RZK/MSB

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